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                                                                    Exhibit 21.1


                              LIST OF SUBSIDIARIES

Torch Offshore, L.L.C.
Torch Express L.L.C.
Torch Deepwater, Inc.
Torch Venture, L.L.C.
Torch Offshore de Mexico S. de R.L. de C.V. - incorporated in Mexico Torch Offshore Nigeria Limited - incorporated in Nigeria